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
+--------+                                                                                           ---------------------------
  FORM 4                                                                                                    OMB Approval
+--------+                           UNITED STATES SECURITIES AND EXCHANGE COMMISSION                ---------------------------
[ ] Check this box if no longer                     WASHINGTON, D.C. 20549                           OMB Number 3235-0287
    subject to Section 16. Form                                                                      Expires: September 30, 1998
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP              Estimated average burden
    continue. See Instruction 1(b).                                                                  hours per response......0.5

         Filed pursuant to Section 16(a) of the Securities and Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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1.Name and Address of Reporting Person |   2. Issuer Name and Ticker or Trading Symbol     |   6. Relationship of Reporting Person
                                       |                                                   |      to Issuer (Check all applicable)
SCHUCK         ROBERT        NELSON    |      HITK CORPORATION                             |     __X__ Director  __X__ 10% Owner
-------------------------------------------------------------------------------------------|     __X__ Officer (give title below)
(Last)        (First)       (Middle)   |  3. IRS or Social       |  4. Statement for       |     __X__ Other (specify below)
                                       |     Security Number     |     Month/Year          |
85 SOMERSET                            |     of Reporting        |  January, 2000          |      PRESIDENT_______________________
---------------------------------------|     Person (Voluntary)  |-------------------------|----------------------------------------
               (Street)                |                         |  5. If Amendment,       |   7. Individual or Joint/Group Filing
                                       |                         |     Date of Original    |      (Check Applicable Law)
                                       |                         |     (Month/Year)        |      x_Form filed by One Reporting
                                       |                         |                         |        Person
                                       |                         |                         |      __Form filed by More than One
                                       |                         |                         |        Reporting Person
NORWOOD           NJ           07648   |                         |                         |
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(City)          (State)          (Zip) |
                                       |      Table I - Non Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security                   | 2.Transaction | 3.Transaction | 4.Securities Acquired(A) | 5.Amount of | 6.Owner-| 7.Nature
   (Instr. 3)                          |   Date        |   Code        |   or Disposed of (D)     | Securities  |   ship  | of
                                       | (Month/Day/   |   (Instr. 8)  |   (Instr. 3,4, and 5)    | Beneficially| Form:   | Indirect
                                       |   Year)       |               |                          | Owned at End| Direct  | Bene-
                                       |               | --------------|--------------------------| of Month    | (D) or  | ficial
                                       |               |       |       | Amount  |(A)  |  Price   | (Instr. 3   | Indirect| Owner-
                                       |               |  Code | V     |         | or  |          |   and 4)    | (I)     | ship
                                       |               |       |       |         |(D)  |          |             |(Instr.4)|(Instr.4)
---------------------------------------|---------------|-------|-------|---------|-----|----------|-------------|---------|---------
Common Stock                           |1/3/2000       |       |       |1,600,000| A   |$24,000   |2,417,998    |    D    |   N/A
---------------------------------------------------------------------------------|--------------------------------------------------
                                       |               |       |       |         |     |          |             |         |
---------------------------------------|---------------|-------|-------|---------|-----|----------|-------------|---------|---------
                                       |               |       |       |         |     |          |             |         |
---------------------------------------|---------------|-------|-------|---------|-----|----------|-------------|---------|---------
                                       |               |       |       |         |     |          |             |         |
---------------------------------------|---------------|-------|-------|---------|-----|----------|-------------|---------|---------
                                       |               |       |       |         |     |          |             |         |
---------------------------------------|---------------|-------|-------|---------|-----|----------|-------------|---------|---------
                                       |               |       |       |         |     |          |             |         |
---------------------------------------|---------------|-------|-------|---------|-----|----------|-------------|---------|---------
                                       |               |       |       |         |     |          |             |         |
---------------------------------------|---------------|-------|-------|---------|-----|----------|-------------|---------|---------
                                       |               |       |       |         |     |          |             |         |
---------------------------------------|---------------|-------|-------|---------|-----|----------|-------------|---------|---------
                                       |               |       |       |         |     |          |             |         |
---------------------------------------|---------------|-------|-------|---------|-----|----------|-------------|---------|---------
                                       |               |       |       |         |     |          |             |         |
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REMINDER: Report on a separate line for each class of securities beneficially owned directly or indirectly.

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FORM 4 (CONTINUED)       TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1.Title of Derivative Security | 2.Conversion | 3.Transaction | 4.Transaction | 5.Number of  | 6.Date Exer-     | 7.Title and Amount
  (Instr. 3)                   | or Exercise  | Date          |   Code        | Derivative   | cisable and      | of Underlying
                               | Price of     |               |  (Instr. 8)   | Securities   | Expiration Date  | Securities
                               | Derivative   |  (Month/Day/  |               | Acquired (A) | (Month/Day/Year) | (Instr. 3 and 4)
                               | Security     |    Year)      |               | or Disposed  |                  |
                               |              |               |               | of (D)       |--------------------------------------
                               |              |               |               | (Instr. 3,   | Date    | Expir- |        | Amount or
                               |              |               |               |  4, and 5)   | Exer-   | ation  |  Title | Number of
                               |              |               |---------------|--------------| cisable | Date   |        | Shares
                               |              |               | Code  |   V   | (A)  |  (D)  |         |        |        |
------------------------------------------------------------------------------------------------------------------------------------
NONE                           |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
------------------------------------------------------------------------------------------------------------------------------------
 8.Price of   | 9.Number of    |  10.Ownership     | 11.Nature of  |
   Derivative |   Derivative   |     Form of       |    Indirect   |
   Security   |   Securities   |     Derivative    |    Beneficial |
   (Instr. 5) |   Beneficially |     Security;     |    Ownership  |
              |   Owned at End |     Direct (D) or |    (Instr. 4) |
              |   of Month     |     Indirect (I)  |               |
              |   (Instr. 4)   |     (Instr. 4)    |               |
-------------------------------------------------------------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
-------------------------------------------------------------------
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Explanation of Responses:

/s/   Robert N. Schuck                         1/4/2000
------------------------------------        -----------------
   *Signature of Reporting Person                 Date



** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

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